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PROSPECTUS

Filed Pursuant to Rule 424(b)(1)
Registration Number 333-40026

HEI, INC.

150,000 Shares of
Common Stock

    This Prospectus relates to 150,000 shares of common stock of HEI, Inc., which may be offered from time to time by the selling shareholders named in this Prospectus. We will not receive any of the proceeds from the offer and sale of the shares. Rather, the selling shareholders will receive all of the net proceeds from any sale of the common stock.

    We have been advised that the selling shareholders may from time to time sell the common stock to or through brokers or dealers in one or more transactions, in the Nasdaq National Market or other over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices relating to prevailing prices, or at negotiated prices.

    Our common stock is listed on the Nasdaq National Market under the symbol HEII.

    Because the selling shareholders will offer and sell the shares at various times on a delayed or continuous basis, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholders.

    Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 4 of this prospectus.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 7, 2000

SUMMARY

    The following summary is qualified by, and should be read in conjunction with, the more detailed information included in this prospectus and the documents incorporated by reference into this prospectus.

HEI, INC.

    HEI, Inc. (Nasdaq: HEII) ("HEI") is a designer and manufacturer of ultraminuature microelectronic substrates, devices and high technology products incorporating these devices. Our custom-built microelectronics are employed in the hearing, medical, telecommunications and industrial markets. We specialize in the placement of bare semiconductor die and other miniature components on ceramic, laminate and flexible substrates (or combinations thereof), using chip-and-wire, flip-chip or other state-of-the-art interconnect techniques.

    We have four separate facilities at which we design and manufacture our products. Our facilities are located in the following places:

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  Minneapolis, Minnesota:  HEI, Micro-Electronics Division

          •     Corporate headquarters and manufacturing facility

          •    Microelectronics Design and Assembly Services

          •    Registered ISO 9001 quality systems

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  Empalme, Sonora, Mexico:  HEI, Mexico Division

          •    New, fully capable electronic assembly and manufacturing facility

          •    State-of-the-art technology, equipment, and services

          •    High-speed, automated SMT assembly line

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  Phoenix, Arizona:  High Density Interconnect Division

          •    Fast turn, medium-to-large production orders of high tech circuit boards

          •    Multilayer flex and rigid flex

          •    Thin core processing

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  Minneapolis, Minnesota:  Cross Technology, Inc.

          •     Ultra-miniature radio frequency (RF) applications

          •    Wireless smartcards

    We are incorporated under the laws of the State of Minnesota. Our executive offices are located at 1495 Steiger Lake Lane, Victoria, Minnesota 55386, telephone number (952) 443-2500. Our website address is www.heii.com.

THE OFFERING

Securities:	150,000 shares of common stock offered by the selling shareholders identified in this prospectus.
Use of Proceeds:	We will not receive any proceeds from the sale of common stock by the selling shareholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements made in this prospectus and the documents incorporated by reference in this prospectus under the captions "HEI, Inc." and "Risk Factors" and elsewhere in this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to the safe harbor provisions of the reform act. Forward-looking statements may be identified by the use of the terminology such as may, will, expect, anticipate, intend, believe, estimate, should, or continue or the negatives of these terms or other variations on these words or comparable terminology. To the extent that this prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of HEI, you should be aware that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in the forward-looking statements. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from their current expectations. These differences may be caused by a variety of factors, including but not limited to adverse economic conditions, intense competition, including entry of new competitors, ability to obtain sufficient financing to support our operations, progress in research and development activities, variations in costs that are beyond our control, adverse federal, state and local government regulation, unexpected costs, lower sales and net income, or higher net losses than forecasted, price increases for equipment, inability to raise prices, failure to obtain new customers, the possible fluctuation and volatility of our operating results and financial condition, inability to carry out marketing and sales plans, loss of key executives, and other specific risks that may be alluded to in this prospectus.

RISK FACTORS

    The intense competition that is prevalent in the microelectronic market could have a material adverse effect on our business. Our current and prospective competitors include many companies whose financial, technical, marketing and other resources are substantially greater than ours. There is no assurance that we will have the financial resources, technical expertise or marketing, sales and support capabilities to compete successfully. The presence of these competitors in the microelectronic marketplace could have a material adverse effect on our business, operating results or financial condition by causing us to:

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  Reduce the average selling price of our products and services; or

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  Increase our spending on marketing, sales and product development.

    There is no assurance that we would be able to offset the effects of any such price reductions or increases in spending through an increase in the number of our customers, higher sales from premium services, cost reductions or otherwise. Further, our financial condition may put us at a competitive disadvantage relative to our competitors. If we fail to, or cannot, meet competitive challenges, our business, operating results and financial condition could be materially adversely affected.

    Rapid technological change.  The markets for our products are characterized by rapidly changing technology, evolving industry standards and new product introductions and enhancements. Our sales depend in part on the continuing development and use of emerging microelectronic products. There can be no assurance that new developments will not reduce the demand for our products. There can be no assurance that other companies' products incorporating new technology, if and when available, will not be commercially successful and materially adversely affect the company's business, results of operations and financial condition.

    We may be unable to develop desirable products.  Our products are subject to rapid obsolescence and our future success will depend upon our ability to develop new products and services that meet changing customer and marketplace requirements. There is no assurance that we will be able to successfully:

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  Identify new product and service opportunities; or

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  Develop and introduce new products and services to market in a timely manner.

    If we are unable to accomplish these items, our business, operating results and financial condition could be materially adversely affected.

    Our products and services may not be successful.  Even if we are able to successfully identify, develop, and introduce new products and services, there is no assurance that a market for these products and services will materialize to the size and extent that we anticipate. If a market does not materialize as we anticipate, our business, operating results and financial condition could be materially adversely affected. The following factors could affect the success of our products and services:

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  The failure of our business plan to predict accurately the rate at which the market for microelectronic products and services will grow;

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  The failure of our business plan to predict accurately the types of products and services the future microelectronic marketplace will demand;

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  Our limited experience in specific market segments in marketing our products and services;

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  The failure of our business plan to predict accurately our future participation in the microelectronic marketplace;

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  The failure of our business plan to predict accurately the estimated sales cycle, price and acceptance of our products and services;

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  The development by others of products and services that render our products and services noncompetitive or obsolete; or

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  Our failure to keep pace with the rapidly changing technology, evolving industry standards and frequent new product and service introductions that characterize the microelectronic marketplace.

    Need for Additional Financing.  Although cash flow from operations and bank financing has been sufficient to fund our growth, as part of our growth strategy, we intend to create new marketing programs, hire additional personnel and increase sales. In addition, we will consider the acquisition of complementary or additional businesses or products that our management believes meet our current or future business objectives. We may require additional capital to finance future growth or strategic acquisitions. Required additional capital could come from a number of sources including sales of additional shares of capital stock or other securities or loans from banks or other sources. There is no assurance that additional financing will be available to us if needed or, if available, that it will be available on terms acceptable to us.

    We were not in compliance with certain debt convenants relating to capital expenditures and, due to the retirement of our Chief Financial Officer, the continuity of key management, as of June, 2000. We currently are working with our lender to obtain waivers for these events of default. There is no assurance that waivers for these events of default will be obtained.

    A limited number of our customers generate a significant portion of our revenues.  We had two customers together representing 78% of revenues for the year ended August 31, 1999, and two customers together representing 73% of revenues for the year ended August 31, 1998. There is no assurance that we will be able to attract or retain major customers. The loss of, or reduction in demand for products or related services from, major customers could have a material adverse effect on our business, operating results, cashflow and financial condition.

    The sales cycle for our products and services is lengthy and unpredictable.  While our sales cycle varies from customer to customer, it typically has ranged from two to 12 months. Our pursuit of sales leads typically involves an analysis of our prospective customer's needs, preparation of a written proposal, one or more presentations and contract negotiations. Our sales cycle may also be affected by a prospective customer's budgetary constraints and internal acceptance reviews, over which we have little or no control.

    We may be unable to retain our key executives and research and development personnel.  Our future success also depends in part on our ability to identify, hire and retain personnel, including key product development, sales, marketing, financial and executive personnel. Competition for such personnel is intense, and there is no assurance that we can identify or hire additional qualified personnel.

    We may be unable to protect our intellectual property rights.  Intellectual property rights are important to our success and our competitive position. There is no assurance that the steps we take to protect our intellectual property rights will be adequate to prevent the imitation or unauthorized use of our intellectual property rights. Policing unauthorized use of proprietary systems and products is difficult and, while we are unable to determine the extent to which infringement of our intellectual property exists, we expect infringement to be a persistent problem. In addition, the laws of some foreign countries do not protect products to the same extent as do the laws of the United States. Even if the steps we take to protect our proprietary rights prove to be adequate, our competitors may develop products or technologies that are both non-infringing and substantially equivalent or superior to our products or technologies.

    Future claims by others that we have violated their intellectual property rights could prevent the sale of our products and require us to pay damages.  Third parties may claim that our products infringe upon their intellectual property rights. Defending against third-party infringement claims could be costly and divert important management resources. Furthermore, if these claims are successful, we may have to pay substantial royalties or damages, remove the infringing products from the marketplace or expend substantial amounts in order to modify the products so that they no longer infringe on the third party's rights.

    We depend on third-party suppliers for many of our component parts and services.  We rely on our suppliers to provide us with services and materials necessary for the manufacture of our products. While we believe that substitute sources of supplies at reasonably similar costs are available, our reliance on suppliers involves certain risks. If we are required to seek alternative suppliers because we are unable to obtain timely deliveries of acceptable quality from existing suppliers, we could be forced to delay delivery of our products to our customers. In addition, if our suppliers increase their prices, we could suffer losses because we may be unable to recover these cost increases under fixed-price production commitments to our customers.

    We may pursue acquisitions and investments that could adversely affect our business.  In the future we may continue to make acquisitions of and investments in businesses, products and technologies that could complement or expand our business. Acquisitions involve certain risks:

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  We may not be able to identify or make strategic acquisitions.

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  We may not be able to negotiate or finance the acquisition successfully.

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  The integration of an acquired business, products or technologies into our existing business may fail.

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  We may issue equity securities, incur debt, assume contingent liabilities or have amortization expenses and write-downs of acquired assets, which could cause our earnings per share to decline.

    Our customers' business success depends on market acceptance of new products.  We design and manufacture components for other companies. We also sell proprietary products to other companies and end-user customers. For products we manufacture (manufactured for others, or those we sell directly), our success is dependent on the acceptance of those products in their markets. Market acceptance may depend on a variety of factors, including educating the target market regarding the use of a new procedure and convincing healthcare payers that the benefits of the product and its related treatment regimen outweigh its costs. Market acceptance and market share are also affected by the timing of market introduction of competitive products. Some of our customers, especially emerging growth companies, have limited or no experience in marketing their products and may be unable to establish effective sales and marketing and distribution channels to rapidly and successfully commercialize their products. If our customers are unable to gain any significant market acceptance for the products we develop or manufacture for them, our business will be adversely affected.

    Our business may be harmed if we fail to comply with environmental laws or regulations.  We are subject to a variety of local, state and federal governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture our products. If we fail to comply with these regulations, substantial fines could be imposed on us, and we could be required to suspend production, alter manufacturing processes or cease operations.

    News reports have asserted that power levels associated with hand held cellular telephones and infrastructure equipment may pose health risks. If it were determined or perceived that electromagnetic waves carried through wireless communications equipment create a health risk, the market for our wireless customers' products could be severely reduced, which could in turn materially harm our business, financial condition and operating results. Moreover, if wireless communications systems or other systems or devices that rely on or incorporate our products are determined or alleged to create a health risk, we could be named as a defendant, and held liable, in product liability lawsuits, which would materially harm our business, financial condition and operating results.

    The products we design and manufacture may be subject to product recalls and may subject us to product liability claims.  A number of the components we design or manufacture are for medical devices. The tolerance for error in the design, manufacture or use of these products may be small or nonexistent. If a component we designed or manufactured is found to be defective, whether due to design or manufacturing defects, to improper use of the product or to other reasons, the component or the product in which it is used may need to be recalled, possibly at our expense. Furthermore, the adverse effect of a product recall on our business might not be limited to the cost of the recall. Recalls, especially if accompanied by unfavorable publicity or termination of customer contracts, could result in substantial costs, loss of revenues and damage to our reputation, each of which would have a material adverse effect on our business, results of operations and financial condition.

    Future government regulation could materially adversely affect our business.  The adoption of legislative and regulatory proposals may affect the use of microelectronic products, which could, in turn:

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  Decrease the demand for our products and services;

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  Increase our cost of doing business; or

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  Otherwise have a material adverse effect on our business, results of operations and financial condition.

    Our articles of incorporation and bylaws may discourage lawsuits and other claims against our directors.  Our articles of incorporation provide, to the fullest extent permitted by Minnesota law, that our directors shall have no personal liability for breaches of their fiduciary duties to us. In addition, our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law. These provisions may reduce the likelihood of derivative litigation against directors and may discourage shareholders from bringing a lawsuit against directors for a breach of their duty.

    The price of our common stock has been highly volatile due to factors that will continue to affect the price of our stock.  Our common stock closed as high as $16.625 per share and as low as $4.375 per share between May 1, 1999 and April 30, 2000. Historically, the markets for securities such as our common stock have experienced extreme price and volume fluctuations. Some of the factors leading to this volatility include:

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  Price and volume fluctuations in the stock market at large that do not relate to our operating performance;

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  Fluctuations in our quarterly revenue and operating results;

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  Announcements of product releases by us or our competitors; and

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  Announcements of acquisitions and/or partnerships by us or our competitors.

    These factors may continue to affect the price of our common stock in the future.

    We have issued numerous options to acquire our common stock that could have a dilutive effect on our shareholders.  As of April 30, 2000, we had issued options to acquire 1,100,300 shares of our common stock, exercisable at prices ranging from $4.438 to $13.125 per share, with a weighted average exercise price of approximately $7.847 per share. During the terms of these options, the holders will have the opportunity to profit from either an increase in the market price of our common stock with resulting dilution to the holders of shares who purchased shares for a price higher than the respective exercise or conversion price. In addition, the increase in the outstanding shares of our common stock as a result of the exercise or conversion of these options could result in a significant decrease in the percentage ownership of our common stock by the purchasers of our common stock.

    Future sales of our common stock in the public market could adversely affect the price of our common stock.  Sales of substantial amounts of common stock in the public market that is not currently freely tradable, or even the potential for such sales, could have an adverse effect on the market price for shares of our common stock and could impair the ability of purchasers of our common stock to recoup their investment or make a profit. As of April 30, 2000, these shares consist of:

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  Approximately 1,300,000 shares owned by our executive officers and directors of our outstanding common stock ("Affiliate Shares");

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  Approximately 1,100,300 shares issuable to option holders; and

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  600,000 shares issued in connection with the acquisition of Cross Technology, Inc.

    Unless the Affiliate Shares are further registered under the securities laws, they may not be resold except in compliance with Rule 144 promulgated by the SEC, or some other exemption from registration. Rule 144 does not prohibit the sale of these shares but does place conditions on their resale which must be complied with before they can be resold.

    Future sales of our common stock in the public market could limit our ability to raise capital.  Sales of substantial amounts of our common stock in the public market pursuant to Rule 144, upon exercise or conversion of derivative securities or otherwise, or even the potential for such sales, could affect our ability to raise capital through the sale of equity securities.

    Provisions in our articles of incorporation allow us to issue shares of stock.  Our articles of incorporation authorize our Board of Directors to issue up to 10,000,000 shares of common stock and 5,000,000 shares of undesignated stock, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by our shareholders. Undesignated stock authorized by the Board of Directors may include voting rights, preferences as to dividends and liquidation, conversion and redemptive rights and sinking fund provisions. If the Board of Directors authorizes the issuance of preferred stock in the future, this authorization could affect the rights of the holders of common stock, thereby reducing the value of the common stock, and could make it more difficult for a third party to acquire us, even if a majority of the holders of our common stock approved of an acquisition.

    We do not anticipate paying dividends on our common stock for the foreseeable future.  We have never paid dividends on our common stock and do not intend to pay any dividends on our common stock in the foreseeable future. Any decision by us to pay dividends on our common stock will depend upon our profitability at the time, cash available therefor, and other factors. We anticipate that we will devote profits, if any, to our future operations.

    Changes in duties and tariffs associated with manufacture in foreign countries may effect our competitiveness and margins.  We manufacture products in Mexico. There are no guarantees, or specific limitations, concerning the tariffs and duties required to bring product into Mexico or into the United States. Significant changes in such tariffs and duties may significantly effect the competitiveness of our operations and the margins generated by that business.

USE OF PROCEEDS

    The selling shareholders are offering all of the shares to be sold under this prospectus. We will not receive any of the proceeds from the offer and sale of the shares.

SELLING SHAREHOLDERS

    The selling shareholders acquired the shares offered under this prospectus from us in connection with our acquisition of Cross Technology, Inc. effective as of March 6, 2000. Both of the selling shareholders were officers and directors of Cross Technology, Inc. prior to our acquisition of that company and are now our employees who are employed in non-executive officer positions.

    The selling shareholders have indicated that the shares offered by this prospectus may be sold from time to time by them or by their pledgees, donees, transferees or other successors in interest. The following table shows as of April 30, 2000:

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  The name of each of the selling shareholders,

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  The number of shares of our common stock beneficially owned by each of the selling shareholders, and

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  The number and percentage of securities offered by this prospectus that may be sold from time to time by each of the selling shareholders.

    There is no assurance that the selling shareholders will sell the shares offered by this prospectus.

Name of Selling Shareholder	Shares of Common Stock Owned Beneficially Before Offering	Shares of Common Stock Offered By This Prospectus	Shares of Common Stock Owned Beneficially After Offering	Percentage of Common Stock Owned Beneficially Before Offering/After Offering
Mart Diana	200,000	75,000	125,000	4.2% / 2.6%
Glen Zirbes	200,000	75,000	125,000	4.2% / 2.6%

PLAN OF DISTRIBUTION

    The sale of the shares offered by this prospectus may be made in the Nasdaq National Market or other over-the-counter markets at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. These shares may be sold by one or more of the following:

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  A block trade in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

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  Purchases by a broker or dealer as principal and resale by a broker or dealer for its account using this prospectus.

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  Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

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  In privately negotiated transactions not involving a broker or dealer.

    Each sale may be made either at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices which may be changed, or at prices related to prevailing market prices.

    In effecting sales, brokers or dealers engaged to sell the shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell the shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with these sales. We will receive no proceeds from any resales of the shares offered by this prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive the usual and customary selling commissions.

    In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell shares short and deliver the shares to close out such short positions. The selling shareholders may also enter into option, swaps, derivatives or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares covered by this prospectus, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

    From time to time the selling shareholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling shareholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a selling shareholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

    To comply with the securities laws of some states, if applicable, the shares will be sold in those states only through brokers or dealers. In addition, in some states, the shares may not be sold in those states unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and is satisfied.

    If necessary, the specific shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

    Under applicable rules and regulations under Regulation M under the Securities Exchange Act of 1934, any person engaged in the distribution of the common stock generally may not simultaneously engage in market making activities with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition, the selling shareholders will be subject to the applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations thereunder, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders. The foregoing may affect the marketability of the common stock.

    The selling shareholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, the fees and disbursements of counsel to and experts for the selling shareholders, and $20,000 of the expenses of the registration of the shares. We will bear all other expenses in connection with the offering and sale of the shares. We have agreed to indemnify and hold harmless the selling shareholders from certain liabilities under the Securities Act of 1933. The selling shareholders also have agreed to indemnify us against certain liabilities in connection with the registration and the offering and sale of the shares.

DESCRIPTION OF SECURITIES

General

    Our articles of incorporation authorize our board of directors to issue 15,000,000 shares of capital stock, including 10,000,000 shares of common stock, $0.05 par value, and 5,000,000 shares of undesignated stock, with rights, preferences and privileges as are determined by our board of directors.

Common Stock

    As of April 30, 2000, we had 4,745,546 shares of common stock outstanding. All outstanding shares of our common stock are fully paid and nonassessable. The following is a summary of the material rights and privileges of our common stock.

    Voting.  Holders of our common stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, including the election of directors. The holders of more than 50% of the voting power of our common stock issued and outstanding and entitled to vote and present in person or by proxy, together with any preferred stock issued and outstanding and entitled to vote and present in person or by proxy, constitute a quorum at all meetings of our shareholders. The vote of the holders of a majority of our common stock present and entitled to vote at a meeting, together with any preferred stock present and entitled to vote at a meeting, will decide any question brought before the meeting, except when Minnesota law, our articles of incorporation or our bylaws require a greater vote and except when Minnesota law requires a vote of any preferred stock issued and outstanding, voting as a separate class, to approve a matter brought before the meeting. Holders of our common stock do not have cumulative voting for the election of directors.

    Dividends.  Holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds available for distribution. The payment of any dividends may be limited or prohibited by loan agreement provisions or priority dividends for preferred stock that may be outstanding.

    Preemptive Rights.  The holders of our common stock have no preemptive rights to subscribe for any additional shares of any class of our capital stock or for any issue of bonds, notes or other securities convertible into any class of our capital stock.

    Liquidation.  If we liquidate or dissolve, the holders of each outstanding share of our common stock will be entitled to share equally in our assets legally available for distribution to our shareholders after payment of all liabilities and after distributions to holders of preferred stock legally entitled to be paid distributions prior to the payment of distributions to holders of our common stock.

Minnesota Business Corporation Act

    We have opted out of the application control share acquisition provisions of the Minnesota Business Corporation Act. The control share acquisition provisions generally prohibits any business combination by us or our subsidiary with any shareholder that purchases ten percent or more of our voting shares (an "interested shareholder") within four years following such interested shareholder's share acquisition date, unless the business combination is approved by a committee of all the disinterested members of our Board of Directors before the interested shareholder's share acquisition date.

LEGAL MATTERS

    Gray, Plant, Mooty, Mooty & Bennett, P.A., Minneapolis, Minnesota, has issued an opinion about the legality of the shares registered by this prospectus.

EXPERTS

    Our consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by KPMG LLP and PricewaterhouseCoopers LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's public reference rooms located at its regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of public reference rooms. You can also obtain copies of these materials from the SEC's Internet web site located at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

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  Our annual report on Form 10-KSB for the year ended August 31, 1999.

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  Our definitive proxy statement for the 2000 annual meeting of shareholders filed on November 24, 1999.

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  Our quarterly report on Form 10-QSB for the quarter ended December 4, 1999.

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  Our quarterly report on Form 10-QSB for the quarter ended March 4, 2000.

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  The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 19, 1998.

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  Our report filed on Form 8-K, filed March 21, 2000, as amended on May 19, 2000.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

    Attn: Shareholder Relations
    HEI, Inc.
    1495 Steiger Lake Lane
    Victoria, Minnesota 55386
    (952) 443-2500

    This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

INDEMNIFICATION

    Our articles of incorporation provide that our directors shall not be personally liable to us or our shareholders for breach of fiduciary duty, except for:

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  Any breach of the director's duty of loyalty;

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  Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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  Liability resulting from the authorization of an improper distribution;

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  Any transaction from which the director received an improper personal benefit; or

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  Any act or omission occurring prior to December 31, 1987.

    Our articles of incorporation also provide that we shall indemnify our directors to the fullest extent permitted under Minnesota law. Although indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under these provisions, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the securities offered by this prospectus by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

150,000 SHARES

HEI, INC.

COMMON STOCK

PROSPECTUS

July 7, 2000

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